As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5812	84-1573084
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

6312 S. Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

(303) 846-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Snyder

Chief Executive Officer

Red Robin Gourmet Burgers, Inc.

6312 S. Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

(303) 846-6000

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John W. Grant

Vice President and General Counsel

Red Robin Gourmet Burgers, Inc.

6312 S. Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

(303) 846-6000

Approximate date of commencement of proposed sale to public: from time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	1,937,543 shares	$27.21	$53,264,745.00	$6,748.64

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on The Nasdaq Stock Market’s National Market on May 18, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither Red Robin nor any of the selling stockholders is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 21, 2004

1,937,543 Shares

Common Stock

This prospectus relates to the public offering of up to 1,937,543 shares of our common stock which are held by some of our current stockholders and may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the shares.

The prices at which the selling stockholders may resell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will provide any required specific information about the terms of sales or offerings in supplements to this prospectus.

Our common stock is traded on The Nasdaq Stock Market’s National Market under the symbol “RRGB.” The last reported sale price of our common stock on The Nasdaq Stock Market’s National Market on May 20, 2004 was $26.61 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell or solicitation of an offer to buy shares of our common stock in jurisdictions where offers or sales are not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition or results of operations may have changed since those dates.

You should carefully read the entire prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus before investing in our common stock.

Unless otherwise provided in this prospectus or in documents incorporated by reference in this prospectus, references to “Red Robin,” “we,” “us” and “our” refer to Red Robin Gourmet Burgers, Inc. and our consolidated subsidiaries. Red Robin®, America’s Gourmet Burgers & Spirits® and Mad Mixology® are federally registered trademarks and service marks owned by Red Robin. Red Robin® is also registered in Canada. This prospectus also contains trademarks of companies other than Red Robin and use of these marks in this prospectus does not indicate an affiliation with or endorsement by those third parties.

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OUR BUSINESS

Red Robin Gourmet Burgers, Inc., together with its subsidiaries, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. As of the date of this prospectus, we own and operate 122 restaurants in 15 states, and our franchisees operate an additional 112 restaurants under franchise or license agreements in 24 states and two Canadian provinces. Overall, we, together with our franchisees, operate Red Robin® restaurants in 30 states and two Canadian provinces.

Our menu features our signature product, the gourmet burger, which we make from beef, chicken, veggie, pot roast, pork, fish or turkey and serve in a variety of recipes. We offer a wide selection of toppings for our gourmet burgers, including fresh guacamole, roasted green chilies, honey mustard dressing, grilled pineapple, crispy onion straws, sautéed mushrooms and a choice of six different cheeses. In addition to our gourmet burgers, we also serve an array of other food items that we design to appeal to a broad range of guests, including salads, soups, appetizers, other entrees, such as carnitas fajitas and pastas, desserts and our signature Mad Mixology® alcoholic and non-alcoholic specialty beverages.

Our restaurants are designed to create a fun and memorable dining experience in a family-friendly atmosphere and to provide our guests with an exceptional dining value. Our concept attracts a broad guest base by appealing to the entire family.

Our principal executive offices are located at 6312 S. Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111, and our telephone number is (303) 846-6000. Our website is located at www.redrobin.com. Information contained on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

Risks related to our business

Our growth strategy depends on opening new restaurants. Our ability to expand our restaurant base is influenced by factors beyond our control, which may slow restaurant development and expansion and impair our growth strategy.

We are pursuing an aggressive but disciplined growth strategy which, to be successful, will depend in large part on our ability and the ability of our franchisees to open new restaurants and to operate these restaurants on a profitable basis. We anticipate that our new restaurants will generally take several months to reach planned operating levels due to inefficiencies typically associated with new restaurants, including lack of market awareness, the need to hire and train sufficient team members and other factors. We cannot guarantee that we, or our franchisees, will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, we cannot assure you that any restaurant we open will obtain operating results similar to those of our existing restaurants. One of our biggest challenges in meeting our growth objectives will be to locate and secure an adequate supply of suitable new restaurant sites. We have experienced delays in opening some of our restaurants and may experience delays in the future. Delays or failures in opening new restaurants could materially and adversely affect our planned growth. The success of our planned expansion will depend upon numerous factors, many of which are beyond our control, including the following:

•	the hiring, training and retention of qualified operating personnel, especially managers;

•	reliance on the knowledge of our executives and franchisees to identify available and suitable restaurant sites;

•	competition for restaurant sites;

•	negotiation of favorable lease terms;

•	timely development of new restaurants, including the availability of construction materials and labor;

•	management of construction and development costs of new restaurants;

•	securing required governmental approvals and permits in a timely manner, or at all;

•	cost and availability of capital;

•	competition in our markets; and

•	general economic conditions.

Our restaurant expansion strategy focuses primarily on further penetrating existing markets. This strategy could cause sales in some of our existing restaurants to decline.

Our areas of highest concentration are California, Colorado, Washington and Oregon. In accordance with our expansion strategy, we intend to open new restaurants primarily in our existing markets. Because we typically draw guests from a relatively small radius around each of our restaurants, the sales performance and guest counts for restaurants near the area in which a new restaurant opens may decline due to the opening of new restaurants.

Our expansion into new markets may present increased risks due to our unfamiliarity with the area.

Some of our new restaurants will be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful than restaurants in our existing markets. An additional risk in expansion into new markets is the lack of market awareness of the Red Robin® brand. Restaurants opened in new markets may open at lower average weekly sales volumes than restaurants opened in existing markets, and may have higher restaurant-level operating expense ratios than in existing markets. Sales at restaurants opened in new markets may take longer to reach average annual company-owned restaurant sales, if at all, thereby affecting the profitability of these restaurants.

Our expansion may strain our infrastructure and other resources, which could slow our restaurant development or cause other problems.

We face the risk that our existing systems and procedures, restaurant management systems, financial controls, information systems, management resources and human resources will be inadequate to support our planned expansion of company-owned and franchised restaurants. We may not be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on our infrastructure and other resources. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to achieve our expansion objectives, our operating results could be materially adversely affected.

Our ability to utilize our revolving credit agreement and our ability to raise capital in the future may be limited, which could adversely impact our business.

Our revolving credit agreement contains a number of restrictive covenants that limit our ability to, among other things, engage in mergers, acquisitions, joint ventures and sale-leaseback transactions, and to sell assets, incur indebtedness, make investments, create liens and pay dividends. Our revolving credit agreement also requires us to maintain compliance with specified financial ratios and tests. These restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. In addition, because our revolving credit agreement expires in May 2006, we cannot give any assurance that we will be able to renew this agreement at or prior to that time.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described in this section, may cause us to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing may be dilutive to the holders of our common stock and debt financing, if available, may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate our business.

If our franchisees cannot develop or finance new restaurants or build them on suitable sites or open them on schedule, our growth and success may be impeded.

Under our current form of area development agreement, franchisees must develop a predetermined number of restaurants in their area according to a schedule that lasts for the term of their development agreement. Franchisees may not have access to the financial or management resources that they need to open the restaurants required by their development schedules, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. In the past, we have agreed to extend or modify development schedules for certain area developers, and we may do so in the future. Any of these problems could slow our growth and reduce our franchise revenues.

Additionally, our franchisees depend upon financing from banks and other financial institutions in order to construct and open new restaurants. Over the past several years, financing has been difficult to obtain for some small operators. Should these conditions continue, the lack of adequate availability of debt financing could adversely affect the number and rate of new restaurant openings by our franchisees and adversely affect our future franchise revenues.

Our franchisees could take actions that could harm our business.

Franchisees are independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. Our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline if our franchisees do not operate successfully.

The acquisition of existing restaurants from our franchisees may have unanticipated consequences that could harm our business and financial condition.

We may seek to selectively acquire existing restaurants from our franchisees. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as it is integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience; and

•	the diversion of management’s attention from other business concerns.

Future acquisitions of existing restaurants from our franchisees, which may be accomplished through a cash purchase transaction or the issuance of our equity securities, or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

Our operations are susceptible to changes in food availability and cost, which could adversely affect our operating results.

Our profitability depends in part on our ability to anticipate and react to changes in food costs. We rely on SYSCO Corporation, a national food distributor, as the primary distributor of our food ingredients, supplies and other products. Any increase in distribution prices or failure to perform by SYSCO could cause our food costs to increase. There also could be a significant short-term disruption in our supply chain if SYSCO failed to meet our distribution requirements or if SYSCO was to terminate our relationship upon breach or material deterioration of our financial position. Our existing agreement with SYSCO expires on June 30, 2007.

Various factors beyond our control, including adverse weather conditions, governmental regulation, production, availability, recalls of food products and seasonality may affect our food costs or cause a disruption in our supply chain. Chicken represented approximately 18.3% and beef represented approximately 9.1% of our food purchases in 2003. We enter into annual contracts with our beef and chicken suppliers. Our contracts for chicken are fixed price contracts. Our contracts for beef are generally based on current market prices plus a processing fee. Changes in the price or availability of chicken or beef could materially adversely affect our profitability. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results. In addition, because we provide a “value-priced” product, we may not be able to pass along price increases to our guests.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	the timing of new restaurant openings and related expenses;

•	restaurant operating costs for our newly-opened restaurants, which are often materially greater during the first several months of operation than thereafter, and pre-opening costs;

•	labor availability and costs for hourly and management personnel;

•	profitability of our restaurants, especially in new markets;

•	franchise development costs;

•	increases and decreases in comparable restaurant sales;

•	impairment of long-lived assets, including goodwill, and any loss on restaurant closures;

•	changes in borrowings and interest rates;

•	general economic conditions;

•	changes in consumer preferences and competitive conditions;

•	fluctuations in food and commodity prices; and

•	fluctuations in costs attributable to public company compliance costs, including Sarbanes-Oxley Act related costs.

Our business is also subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the summer months and winter holiday season of each fiscal year. As a result, our quarterly and annual operating results and comparable restaurant sales may fluctuate significantly as a result of seasonality and the factors discussed above. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

A decline in visitors to any of the regional malls, lifestyle centers, big box shopping centers and entertainment centers near the locations of our restaurants could negatively affect our restaurant sales.

Our restaurants are primarily located near high activity areas, such as regional malls, lifestyle centers, big box shopping centers and entertainment centers. We depend on high visitor rates at these centers to attract guests to our restaurants. If visitors to these centers decline due to economic conditions, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending or otherwise, our restaurant sales could decline significantly and adversely affect our results of operations.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued services and performance of our key management personnel, particularly Mike Snyder, our chief executive officer and president; Jim McCloskey, our chief financial officer; Mike Woods, our senior vice president of franchise development; Bob Merullo, our senior vice president of restaurant operations; Todd Brighton, our vice president of development; and Eric Houseman, our vice president of restaurant operations. Our future performance will depend on our ability to motivate and retain these and other officers and key team members, particularly regional operations directors, restaurant general managers and kitchen managers. Competition for these employees is intense. The loss of the services of members of our senior management or key team members or the inability to attract additional qualified personnel as needed could materially harm our business.

Approximately 77% of our company-owned restaurants are located in the Western United States and, as a result, we are sensitive to economic and other trends and developments in this region.

We currently operate a total of 94 company-owned restaurants in the Western United States. As a result, we are particularly susceptible to adverse trends and economic conditions in this region, including its labor market. In addition, given our geographic concentration, negative publicity regarding any of our restaurants in the Western United States could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, energy shortages or increases in energy prices, droughts, earthquakes, fires or other natural disasters.

Our future success depends on our ability to protect our proprietary information.

Our business prospects will depend in part on our ability to develop favorable consumer recognition of the Red Robin® name and logo. Although Red Robin®, America’s Gourmet Burgers & Spirits® and Mad Mixology® are federally registered trademarks with the United States Patent and Trademark Office and in Canada, our trademarks could be infringed in ways that leave us without redress, such as by imitation. In addition, we rely on trade secrets and proprietary know-how, and we employ various methods, to protect our concepts and recipes. However, such methods may not afford adequate protection and others could independently develop similar know-how or obtain access to our know-how, concepts and recipes. Moreover, we may face claims of infringement that could interfere with our use of our proprietary know-how, concepts, recipes or trade secrets. Defending against such claims may be costly and, if we are unsuccessful, we may be prevented from continuing to use such proprietary information in the future and/or be forced to pay damages. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel or suppliers. In the event competitors independently develop or otherwise obtain access to our know-how, concepts, recipes or trade secrets, the appeal of our restaurants could be reduced and our business could be harmed. We franchise our system to various franchisees. While we try to ensure that the quality of our brand and compliance with our operating standards, and the confidentiality thereof are maintained by all of our franchisees, we cannot assure that our franchisees will avoid actions that adversely affect the reputation of Red Robin or the value of our proprietary information.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and The Nasdaq Stock Market rules, has required an increased amount of management attention and external resources. We remain committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Risks related to the restaurant industry

Changes in consumer preferences or discretionary consumer spending could negatively impact our results of operations.

Our restaurants feature burgers, salads, soups, appetizers, other entrees, such as carnitas fajitas and pasta, desserts and our signature Mad Mixology® alcoholic and non-alcoholic beverages in a family-friendly atmosphere. Our continued success depends, in part, upon the popularity of these foods and this style of casual dining. Shifts in consumer preferences away from this cuisine or dining style could materially adversely affect our future profitability. The restaurant industry is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and eating and purchasing habits. While burger consumption in the United States has grown over the past 20 years, the demand may not continue to grow or taste trends may change. Our success will depend in part on our ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well as other factors affecting the food service industry, including new market entrants and demographic changes. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could harm our results of operations.

Health concerns relating to the consumption of beef or other food products could affect consumer preferences and could negatively impact our results of operations.

Like other restaurant chains, consumer preferences could be affected by health concerns about the consumption of beef, the key ingredient in many of our menu items, or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. This negative publicity may adversely affect demand for our food and could result in a decrease in guest traffic to our restaurants. If we react to the negative publicity by changing our concept or our menu, we may lose guests who do not prefer the new concept or menu, and may not be able to attract a sufficient new guest base to produce the revenue needed to make our restaurants profitable. In addition, we may have different or additional competitors for our intended guests as a result of a concept change and may not be able to compete successfully against those competitors. A decrease in guest traffic to our restaurants as a result of these health concerns or negative publicity or as a result of a change in our menu or concept could materially harm our business.

Labor shortages could slow our growth or harm our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified, high-energy team members. Qualified individuals of the requisite caliber and number needed to fill these positions are in short supply in some areas. The inability to recruit and retain these individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, which could harm our business. Additionally, competition for qualified team members could require us to pay higher wages to attract sufficient team members, which could result in higher labor costs. Most of our employees are paid on an hourly basis. These employees are paid in accordance with applicable minimum wage regulations. Accordingly, any increase in the minimum wage, whether state or federal, could have a material adverse impact on our business.

We are subject to extensive government laws and regulations that govern various aspects of our business. Our operations and our ability to expand and develop our restaurants may be adversely affected by these laws and regulations, which could cause our revenues to decline and adversely affect our growth strategy.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While in the past we have been able to obtain and maintain the necessary governmental licenses, permits and approvals, our failure to maintain these licenses, permits and approvals, including food and liquor licenses, could adversely affect our operating results. Difficulties or failures in obtaining the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants. Local authorities may suspend or deny renewal of our food and liquor licenses if they determine that our conduct does not meet applicable standards or if there are changes in regulations.

We are subject to “dram shop” statutes in some states. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. A judgment substantially in excess of our insurance coverage could harm our financial condition.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements and sales taxes. Additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits such as those to be imposed by recently enacted legislation in California, increased tax reporting and tax payment requirements for employees who receive gratuities, or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could harm our operating results.

The federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

We are also subject to federal regulation and state laws that regulate the offer and sale of franchises and aspects of the licensor-licensee relationship. Many state franchise laws impose restrictions on the franchise agreement, including limitations on non-competition provisions and the termination or non-renewal of a franchise. Some states require that franchise materials be registered before franchises can be offered or sold in the state.

A significant increase in litigation could have a material adverse effect on our results of operations, financial condition and business prospects.

As a participant in the restaurant industry, we are sometimes the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Recently, the restaurant industry also has been subject to an increase in claims that the menus and practices of restaurant chains have led to the obesity of some guests. Adverse publicity resulting from these allegations could harm our restaurants, regardless of whether the allegations are valid or whether we are liable. In fact, we are subject to the same risks of adverse publicity resulting from these sorts of allegations even if the claim actually involves one of our franchisees. Further, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

Our success depends on our ability to compete effectively in the restaurant industry.

Competition in the restaurant industry is increasingly intense. We compete on the basis of the taste, quality, and price of food offered, guest service, ambiance and overall dining experience. We believe that our operating concept, attractive dining value and quality of food and guest service, enable us to differentiate ourselves from our competitors. Our competitors include a large and diverse group of restaurant chains and individual restaurants that range from independent local operators that have opened restaurants in various markets, to well-capitalized national restaurant companies. In addition, we compete with other restaurants and with retail establishments for real estate. Many of our competitors are well established in the casual dining market segment and some of our competitors have substantially greater financial, marketing and other resources than do we.

Risks related to this offering

Our stock price may be volatile.

The market for equity securities has been extremely volatile. The following factors could cause the price of our common stock in the public market to fluctuate significantly:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in our industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future; and

•	the addition or departure of key personnel.

The stock market has experienced significant price and volume fluctuations. Fluctuations or decreases in the trading price of our common stock may adversely affect stockholders’ ability to trade their shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management’s attention and resources that would otherwise be used to benefit the future performance of our operations.

Approximately 21.6% of our outstanding shares of common stock may be sold into the public market in the future, which could depress our stock price.

Including the 1,937,543 shares of common stock sold in this offering, there will be 13,947,640 shares that are freely tradable without restriction under the Securities Act of 1933, excluding any restricted shares held by our officers, directors and principal stockholders.

After this offering, approximately 1,976,550 shares of our common stock that are outstanding and held by our affiliates will be subject to the volume and other limitations of Rule 144 or Rule 701 under the Securities Act. In addition, up to 1,479,858 shares of our common stock issuable pursuant to stock options are eligible for sale in the public market, together with any additional shares of common stock that will be issuable pursuant to stock options or other stock rights granted in the future under our stock option plans and any shares purchased by our employees under our employees stock purchase plan.

Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital through a public offering of our equity securities.

Some of our stockholders could exert significant influence or control over us, and may not make decisions that are in the best interests of all stockholders.

As of May 17, 2004, Quad-C, through its affiliates, owns approximately 12.1% of our outstanding common stock and Mike Snyder owns approximately 9.4% of our outstanding common stock. Our officers, directors and principal stockholders, i.e., stockholders holding more than 5.0% of our common stock, including Quad-C and Mike Snyder, together hold approximately 25.3% of our outstanding common stock. These stockholders, acting individually or together, could exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay or prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these stockholders. Also, the interests of these stockholders may not always coincide with our interests as a company or the interest of other stockholders. Accordingly, Quad-C, Mike Snyder and these other stockholders could cause us to enter into transactions or agreements that our other stockholders might not approve. Our certificate of incorporation and bylaws require a 66 2/3% supermajority vote of our stockholders to remove a director or to amend specified provisions of our certificate of incorporation or bylaws.

Provisions in Delaware law and our charter may prevent or delay a change of control, even if that change of control may be beneficial to our stockholders.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in business combinations with any stockholder, including all affiliates and associates of the stockholder, who owns 15.0% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15.0% or more of the corporation’s voting stock unless specified conditions are met.

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control of management. These provisions:

•	authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•	do not provide for cumulative voting in the election of directors unless required by applicable law. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•	provide that a director may be removed from our board of directors only for cause, and then only by a supermajority vote of the outstanding shares;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	state that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, by the board of directors after a resolution is adopted by a majority of the total number of authorized directors, or by the holders of not less than 10.0% of our outstanding voting stock;

•	provide that the chairman or other person presiding over any stockholder meeting may adjourn the meeting whether or not a quorum is present at the meeting;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that certain provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares, and that our bylaws can be amended only by supermajority vote of the outstanding shares or our board of directors;

•	allow our directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus, the documents incorporated herein by reference and any accompanying prospectus supplement includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this prospectus, the documents incorporated herein by reference and any accompanying prospectus supplement are based on information available to us on the date hereof or thereof, as applicable. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following:

•	our ability to achieve and manage our planned expansion;

•	our ability to raise capital in the future;

•	the ability of our franchisees to open and manage new restaurants;

•	our franchisees’ adherence to our practices, policies and procedures;

•	changes in the availability and cost of food;

•	potential fluctuation in our quarterly operating results due to seasonality and other factors;

•	the continued service of key management personnel;

•	the concentration of our restaurants in the Western United States;

•	our ability to protect our name and logo and other proprietary information;

•	changes in consumer preferences, general economic conditions or consumer discretionary spending;

•	health concerns about our food products;

•	our ability to attract, motivate and retain qualified team members;

•	the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages;

•	the impact of litigation;

•	the effect of competition in the restaurant industry;

•	cost and availability of capital;

•	additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; and

•	other risk factors described from time to time in SEC reports filed by Red Robin.

Other risks, uncertainties and factors, including those discussed in Item 1 of our annual report on Form 10-K for the year ended December 28, 2003, filed with the SEC on March 12, 2004, could cause our actual results to differ materially from those projected in any forward-looking statements we make. The list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders, the number of shares owned by them covered by this prospectus and the amount of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.

The table below assumes that the selling stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and neither dispose of nor acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. The information included below is based on information provided by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Covered by this Prospectus	Shares Beneficially Owned After the Offering (1)
Name	Number	Percent (2)		Number	Percent (2)
RR Investors, LLC (3)	1,863,020	11.6%	1,863,020	0	0
RR Investors II, LLC (4)	74,523	*	74,523	0	0

Total	1,937,543	12.1%	1,937,543	0	0

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	The percentage of beneficial ownership is based on 16,020,942 shares of common stock outstanding as of May 17, 2004.

(3)	As the sole member of RR Investors, Quad-C Partners V, L.P. has the sole power to vote and dispose of the shares held by RR Investors. Quad-C Advisors V, L.L.C. is the general partner of Quad-C Partners V. Stephen M. Burns is the president and a director of RR Investors and, as such, shares voting and dispositive power as to the shares held by RR Investors. In addition, Mr. Burns has an indirect membership interest in RR Investors as a holder of a 15% membership interest in Quad-C Advisors V. Terrence D. Daniels, one of our directors, is the vice president and secretary of RR Investors and, as such, shares voting and dispositive power as to the shares held by RR Investors. In addition, Mr. Daniels has an indirect membership interest in RR Investors as a holder of a 40% membership interest in Quad-C Advisors V, L.L.C. Each of Mr. Burns and Mr. Daniels disclaims beneficial ownership of these shares except to the extent of his own pecuniary interest therein.

(4)	Mr. Burns is the president and a director of RR Investors II and, as such, shares voting and dispositive power as to the shares held by RR Investors II. Mr. Burns also has a membership interest in RR Investors II equal to 16.25% of the outstanding membership interests of RR Investors II. Mr. Daniels is the vice president and secretary of RR Investors II and, as such, shares voting and dispositive power as to the shares held by RR Investors II. Mr. Daniels also has a membership interest in RR Investors II equal to 22.5% and his four children collectively own an additional 20.8% of the outstanding membership interests of RR Investors II. Each of Mr. Burns and Mr. Daniels disclaims beneficial ownership of these shares except to the extent of his own pecuniary interest therein.

Terrence D. Daniels, one of our directors, is the Vice President and Secretary of each of RR Investors and RR Investors II and has an indirect membership interest in RR Investors as a holder of a 40% membership interest in Quad-C Advisors V, L.L.C., the general partner of the sole member of RR Investors. Mr. Daniels also has a membership interest in RR Investors II equal to 22.5% and his four children collectively own an additional 20.8% of the outstanding membership interests in RR Investors II. Mr. Daniels shares voting and dispositive power over the shares of Red Robin held by both RR Investors and RR Investors II. Edward T. Harvey, Jr., another of our directors, retired from Quad-C Advisors V and resigned his position as President and Director of RR Investors and RR Investors II in 2003, and no longer shares voting and dispositive power as to the shares held by RR Investors and RR Investors II. Mr. Harvey has an indirect membership interest in RR Investors as a holder of a 15% membership interest in Quad-C Advisors V, the general partner of the sole member of RR Investors. Mr. Harvey also has an indirect membership interest in RR Investors II through High Street Holdings, L.C., in which he is the manager and has an 80% ownership interest. High Street Holdings has a 16.3% membership interest in RR Investors II.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. We will not receive any proceeds from this offering. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell shares by one or more of, or a combination of, the following methods:

•	to or through underwriters;

•	directly by the selling stockholders to one or more purchasers;

•	through broker-dealers or through dealers or other persons acting as agents;

•	in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices; or

•	in transactions on The Nasdaq Stock Market’s National Market or in the over-the-counter market (which may involve block transactions or crosses).

The names of any underwriters, dealers, broker-dealers or other persons acting as agents involved in the sale of shares of common stock covered by this prospectus and the compensation of such persons will be set forth in the applicable prospectus supplement. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with the sale of shares of common stock covered by this prospectus, underwriters may receive compensation from the selling stockholders or from the purchasers of the shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the shares to or through agents or dealers, and such agents and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any such compensation received from the selling stockholders will be described in the applicable prospectus supplement.

The selling stockholders may also pledge or grant a security interest in shares, and, upon a default in the performance of the secured obligation, such pledgee or secured party may effect sales of the pledged shares pursuant to this prospectus.

In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Pursuant to a registration rights agreement, we are required to pay the fees and expenses incident to the registration of our common stock hereunder, which include the Securities and Exchange Commission registration fee, accounting fees and expenses, legal fees and expenses and printing costs. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The shares of common stock covered by this prospectus also may be sold in one or more of the following transactions: (i) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (iv) sales “at the market” to or through a market maker or into an existing trading market for such shares; and (v) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation in the form of discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. Broker-dealers may also receive compensation from the purchasers of the shares.

Red Robin has agreed to indemnify in certain circumstances the selling stockholders and any underwriters, brokers, dealers or agents who may be deemed to be underwriters of the securities, if any, covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify Red Robin in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933. Such underwriters, brokers, dealers and agents may be customers of, engage in transactions with, or perform services for Red Robin or the selling stockholders in the ordinary course of business.

If so indicated in the applicable prospectus supplement, the underwriters, dealers, broker-dealers or other persons acting as agents may be authorized to solicit offers by certain institutions to purchase shares pursuant to contracts providing for payment and delivery on a future date. Such contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but in all cases such institutions must be approved by the selling stockholders. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the shares are also being sold to underwriters, the selling stockholders shall have sold to such underwriters the shares not sold for delayed delivery. The underwriters, dealers, broker-dealers and other persons acting as agents will not have any responsibility in respect of the validity or performance of such contracts.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of The Nasdaq Stock Market’s National Market pursuant to Rule 153 under the Securities Act of 1933.

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus will be passed upon for us by John W. Grant, our Vice President and General Counsel. As of the date of this prospectus, Mr. Grant owns 3,167 shares of our common stock and options to purchase an additional 23,241 shares of our common stock, of which 19,116 have fully vested as of May 12, 2004.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and intangible assets in 2002), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus.

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

We are incorporating by reference into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or any accompanying prospectus. These documents contain important information about us and our finances. This prospectus incorporates by reference the following documents (File No. 0-49916):

•	Our annual report on Form 10-K for the year ended December 28, 2003, filed with the SEC on March 12, 2004;

•	The “Stock Ownership,” “Board of Directors,” “Executive Compensation,” “Stock Performance Graph,” “Related Party Transactions,” “Equity Compensation Plan Information,” and “Independent Auditors” sections included in our definitive proxy statement for our 2004 annual meeting of stockholders, filed with the SEC on April 16, 2004;

•	Our quarterly report on Form 10-Q for the period ended April 18, 2004, filed with the SEC on May 21, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 16, 2002.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus. A statement contained herein, in a prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to Red Robin and the common stock offered under this prospectus and any accompanying prospectus supplement, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

We will provide to you, at no cost, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct your request to: Red Robin Gourmet Burgers, Inc., Legal and Shareholder Services, 6312 S. Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111, (303) 846-6000. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the registrant. Other than the SEC registration fee, the amounts stated are estimates.

Registration fee — Securities and Exchange Commission	$6,749
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Printing	2,000
Miscellaneous	1,000
Total	$29,749

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

The registrant’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered into indemnification agreements with all of its directors and executive officers. Under these agreements, the registrant will indemnify its directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as a director or officer. The registrant is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the registrant’s best interests. For any criminal proceedings, the registrant is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

The registrant has obtained liability insurance coverage for its directors and executive officers with respect to actions arising out of the performance of such director’s or executive officer’s duty in his or her capacity as such.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16. Exhibits.

(a)	Exhibits

Exhibit No.	Item and Reference

4.1	Specimen stock certificate. Incorporated by reference to Amendment No. 1 of the Company’s Registration Statement on Form S-1 dated June 10, 2002 (Registration No. 333-87044).

5.1	Opinion of John W. Grant, Vice President and General Counsel of the Registrant.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors.

23.2	Consent of John W. Grant, Vice President and General Counsel of the Registrant. Reference is made to Exhibit 5.1.

24.1	Power of Attorney (included on page II—4 herein).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 20, 2004.

Red Robin Gourmet Burgers, Inc.

(Registrant)

May 20, 2004	By:	/s/ MICHAEL J. SNYDER

(Date)		(Michael J. Snyder, Chairman of the Board, President
and Chief Executive Officer)

We, the undersigned officers and directors of Red Robin Gourmet Burgers, Inc. hereby severally constitute Michael J. Snyder and James P. McCloskey, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Red Robin Gourmet Burgers, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL J. SNYDER Michael J. Snyder	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer)	May 20, 2004

/s/ JAMES P. MCCLOSKEY James P. McCloskey	Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2004

/s/ EDWARD T. HARVEY Edward T. Harvey	Director	May 20, 2004

/s/ TERRENCE D. DANIELS Terrence D. Daniels	Director	May 20, 2004

/s/ GARY J. SINGER Gary J. Singer	Director	May 20, 2004

/s/ DENNIS B. MULLEN Dennis B. Mullen	Director	May 20, 2004

/s/ BENJAMIN D. GRAEBEL Benjamin D. Graebel	Director	May 20, 2004

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